[LOGO OF NATURAL GAS SYSTEMS]


News Release                                                         May 9, 2006

Natural Gas Systems Announces Agreement to Sell Interest in Delhi Field and Participate in Enhanced Oil Recovery Project

(Houston, Texas) Natural Gas Systems, Inc. (OTC: NGSY) today announced that it has entered into a definitive agreement with Denbury Resources, Inc. (NYSE:DNR) to conduct an enhanced oil recovery project in the Delhi Holt Bryant Unit within the Delhi Field in northeast Louisiana (the "Delhi Unit"). NGSY will contribute its working interest in the Delhi Unit and Denbury will contribute all development capital, technical expertise and required amounts of proven reserves of carbon dioxide ("CO2") that will be injected into the oil reservoirs. Since its discovery in 1945, the Delhi Unit has produced approximately 190 million barrels of oil, which NGS estimates to be less than half of the original oil in place in the targeted reservoirs.

The principal terms of the agreement call for NGS to receive $50 million at closing, subject to adjustments, if any, following normal due diligence inspections. NGS will deliver to Denbury an initial 100% working interest and 80% net revenue interest in the Delhi Unit, while retaining a separate 4.8% royalty interest within the Delhi Unit and a 25% working interest in other depths. After the project generates $200 million of net cash flows before capital expenditures, NGS will regain a 25% working interest (20% net revenue interest) in the Delhi Unit.

Denbury has estimated that its capital expenditures in the overall project will likely reach or exceed $200 million and that potential reserves are estimated to range between 30 and 40 million barrels of oil, net to Denbury's interests. NGS estimates the potential oil recovery from the project may range from 9 million to 14 million barrels of oil over the project life, net to NGS's interests and at no capital cost to NGS.

Robert Herlin, President of NGS, stated "This agreement is a major development for NGS and its shareholders and demonstrates the value in our business model of re-developing mature oil and gas fields using modern technology and capital. We believe that our reversionary and overriding royalty interests will generate substantial value and net reserves for NGS and its shareholders with minimal or no capital risk, while allowing redeployment of the cash proceeds to other attractive projects."


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               Natural Gas Systems, Inc. o Two Memorial City Plaza
                o 820 Gessner, Suite 1340 o Houston, Texas 77024

                       Tel: 713-935-0122 FAX: 713-935-0199

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Natural Gas Systems, Inc. (www.natgas.us) acquires and develops oil and gas resources and applies conventional and specialized technology to accelerate production and develop incremental reserves. NGS owns a 100% working interest in the 13,636 acre Delhi Field in northeastern Louisiana and a 100% working interest in smaller fields in north central Louisiana. The Company is further developing two projects in central Texas and certain proprietary technology for oil field development.

Safe Harbor Statement

All statements contained in this press release regarding potential results and future plans and objectives of the Company are forward-looking statements that involve various risks and uncertainties. There can be no assurance that such statements will prove to be accurate and actual results and future events could differ materially from those anticipated in such statements. The Company undertakes no obligation to update or review any forward-looking statement, whether as a result of new information, future events, or otherwise. Important factors that could cause actual results to differ materially from our expectations include, but are not limited to, those factors that are disclosed under the heading "Risk Factors" and elsewhere in our documents filed from time to time with the United States Securities and Exchange Commission and other regulatory authorities. Statements regarding our ability to completed transactions, successfully apply technology applications in the re-development of oil and gas fields, future production volumes, success in our drilling and development activity, prices, future revenues and income and cash flows and other statements that are not historical facts contain predictions, estimates and other forward-looking statements. Although the Company believes that its expectations are based on reasonable assumptions, it can give no assurance that its goals will be achieved and these statements will prove to be accurate. Important factors could cause actual results to differ materially from those included in the forward-looking statements.

For additional information contact:

Investor Contact:    John Liviakis, Liviakis Financial Communications, Inc.
                     (415) 389-4670
NGS Contact:         Sterling McDonald, Chief Financial Officer
                     (713) 935-0122












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               Natural Gas Systems, Inc. o Two Memorial City Plaza
                o 820 Gessner, Suite 1340 o Houston, Texas 77024

                       Tel: 713-935-0122 FAX: 713-935-0199